Exhibit 10.9

ADVISORY BOARD MEMBER AGREEMENT

July 1, 2014

Seth Rudnick, M.D.

Dear Dr. Rudnick:

1. Services. G1 Therapeutics, Inc. (the “Company”), located at 79 TW Alexander Drive, 4401 Research Commons, Suite 105, Research Triangle Park, North Carolina 27709, wishes to retain your services as a member of the Company’s Scientific Advisory Board (“SAB”) and Clinical Advisory Board (“CAB”), pursuant to which you will be expected to attend any meetings of the SAB and CAB, and fulfill the additional responsibilities of an SAB and CAB member as described on Exhibit A and Exhibit A-1, respectively attached hereto. This letter and exhibits shall constitute an agreement (the “Agreement”) between you and the Company and contain all the terms and conditions relating to the services you are to provide.

2. Term. The Company expects that the term of this Agreement shall be for two years starting on July 1, 2014 (the “Term”). Notwithstanding the foregoing, either you or the Company may terminate this Agreement at any time by providing the other at least thirty (30) days prior written notice, or as may be otherwise provided in this Agreement.

3. Consideration. As consideration for your services and other obligations during the Term:

(a) The Company will pay you cash compensation in the amount of Six Thousand Dollars ($6,000) annually, payable in two equal semi-annual installments (the “Annual Fee”). The Annual Fee installments shall be paid within thirty (30) days of receipt of an invoice from you. In addition, the Company shall pay you cash compensation for each SAB or CAB meeting attended, or any other advisory meeting requested by the Company, (the “Meeting Fee”). The Meeting Fee will be equal to Three Thousand Dollars ($3,000) for each SAB or CAB meeting attended in person and One Thousand Five Hundred Dollars ($1,500) for each SAB or CAB meeting attended by phone or conference call. The Meeting Fee for any meetings that take place shall be paid within thirty (30) days of receipt of an invoice from you.

(b) Subject to approval by the Company’s board of directors, you will be granted a non-statutory stock option award, pursuant to the Company’s 2011 Equity Incentive Plan, for Sixty-Five Thousand (65,000) shares of the Company’s common stock, with an exercise price as determined by the Company’s Board of Directors, and shall vest beginning on July 31, 2014, with One-Twenty-Fourth (1/24th) of the shares vesting on July 31, 2014, and One-Twenty-Fourth (1/24th) of the shares vesting monthly thereafter during the term of this Agreement until fully vested, provided that you continue to provide services to the Company under this Agreement as of any such vesting date. The terms of such stock option award shall be as provided in the Company’s standard form of stock option award agreement.

4. Expenses. You shall be reimbursed for reasonable travel and other out-of-pocket expenses incurred by you in connection with your services under this Agreement, provided that (i) you provide receipts and other reasonable documentation as requested by the Company and (ii) any such expenses in excess of $500.00 must be approved in advance, either verbally or in writing by the Company. You will also be expected to abide by any travel and/or out-of-pocket expense guidelines that are provided to you by the Company. You are permitted to use your private aircraft at the IRS reimbursement rate with prior Company authorization, either verbally or in writing.

5. Independent Contractor. Your relationship with the Company shall be that of an independent contractor and you will not be considered an employee of the Company. You will not be eligible for any employee benefits, nor will the Company make deductions from payments made to you for any taxes or other withholding obligations, which shall be your responsibility. You shall not have authority to enter into contracts that bind the Company or create obligations on the part of the Company without the express, prior authorization of the Company.

6. Performance. All services to be performed by you will be as agreed between you and the Chief Executive Officer of the Company. Except as required for attendance at Clinical Advisory Board meetings or specifically requested by the Company, the manner in which the services are to be performed and the specific hours to be worked shall be determined by you. You shall report to the Chief Executive Officer, or other Company officer designated by the Company, concerning your services performed under this Agreement.

7. Confidentiality. You shall keep in strict confidence and shall not disclose or make available to third parties any information, technical data, know-how or documents relating to (i) your services under this Agreement or (ii) the research, developments, inventions, processes, trade secrets, data, techniques, designs, drawings, products, product plans, services, customers, marketing, software, finances, business methods, business or affairs or confidential or proprietary information of the Company (other than information in the public domain through no fault of your own) (collectively, “Confidential Information”), except with the prior written consent of the Company, and you shall only use Confidential Information as necessary to perform services on behalf of the Company under this Agreement or any other agreement pursuant to which you are providing services on behalf of the Company. Upon termination of this Agreement, you will destroy or return to the Company all documents and other materials related to the services provided hereunder or furnished to you by the Company provided that, in the event of your continued service to the Company in another capacity following the termination of this Agreement, you shall be permitted to retain any such property to the extent it is necessary to fulfill your obligations to the Company in such other capacity, subject to the terms and conditions governing such continued service to the Company. Your obligations under this Paragraph 7 shall survive termination of this Agreement for a period of three (3) years from the date of termination.

8. Intellectual Property. You shall promptly disclose and hereby transfer and assign to the Company all right, title and interest to all techniques, methods, processes, software, documents, formulae, improvements, inventions and discoveries (and any patents issuing thereon) made or conceived or reduced to practice by you, solely or jointly with others, in the course of providing services hereunder or with the use of materials or facilities of the Company, during the period of this Agreement, and all intellectual property rights related to any of the foregoing (collectively “Inventions”). You shall not publish any such Invention without the Company’s prior written consent. When requested by the Company, you will make available to the Company all papers, notes, drawings, data and other information relating to any such Inventions. You will promptly sign any documents (including U.S. and foreign copyright, trademark and patent assignments) requested by the Company related to the above assignment of rights and such Inventions and will cooperate with the Company at the Company’s request and expense in preparation and prosecution of any U.S. or foreign copyright, trademark or patent applications related to such rights and Inventions. Your obligations under this Paragraph 8 shall survive termination of this Agreement for the period of three (3) years from the date of termination.

9. Notice of Consulting Activities. You acknowledge that the services to be performed for the Company hereunder are essential to the Company and, therefore, during the term hereof, you will provide prior written notice to the Company of any consulting projects for companies whose business would be, “Directly Competitive” with the business of the Company. Following its receipt of such notification, the Company may terminate this Agreement at any time effective immediately. “Directly Competitive” shall mean companies that have research or clinical programs where the bone marrow is to be protected by any chemical or biological agent from insults delivered by radiation or chemotherapy. The Company acknowledges your commitments to Liquidia (and any of its derivative companies), Pozen, Square 1 Bank, Emory’s DRIVE Enterprise, Vaxlnate Corporation, Meryx and Abyrx are not being directly competitive to this Company

10. Amendment. Any amendment to this Agreement must be in a writing signed by you and the Company.

11. Notice. All notices, requests and other communications called for by this Agreement shall be deemed to have been given when received if made in writing and mailed, return receipt requested, postage prepaid, if to you at the address set forth above and if to the Company to 79 TW Alexander Drive, 4401 Research Commons, Suite 105, Research Triangle Park, North Carolina 27709, or to such other addresses as either party shall specify to the other.

12. Indemnification. You agree to indemnify and hold the Company harmless from all claims, losses, expenses, fees including reasonable attorneys’ fees, costs and judgments that may be asserted against the Company that result from the acts or omissions of you under this Agreement. The Company agrees to indemnify and hold you harmless from all claims, losses, expenses, fees, including reasonable attorneys’ fees, costs and judgments, that may be asserted against you that relate to the Company except such claims, losses, expenses and fees that result from your acts or omissions under this Agreement.

13. Governing Law; Jurisdiction. This Agreement shall be interpreted and construed in accordance with the laws of the State of North Carolina, excluding that body of law known as choice of law. All disputes with respect to this Agreement shall be brought and heard either in the North Carolina state courts located in Orange County, North Carolina, or the federal district court for the Eastern District of North Carolina located in Raleigh, North Carolina. The parties to this Agreement each consent to the in personam jurisdiction and venue of such courts. The parties agree that service of process upon them in any such action may be made if delivered in person, by courier service, by telegram, by telefacsimile or by first class mail, and shall be deemed effectively given upon receipt.

14. Entire Agreement. This Agreement is the entire agreement between the parties regarding the subject matter hereof and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior consulting or other agreements with respect to the subject matter hereof between you and the Company.

15. Assignment. This Agreement shall be for the benefit of, and shall be binding upon, the successors and assigns of the parties hereto. You agree not to assign this Agreement without the prior written consent of the Company.

(NEXT PAGE IS SIGNATURE PAGE)

If this Agreement is satisfactory, please indicate your acceptance of these terms by your signature below.

Very truly yours,

G1 THERAPEUTICS, INC.

By:	/s/ Mark Velleca
Name:	Mark Velleca, MD, PhD
Title:	Chief Executive Officer

AGREED AND ACCEPTED:

Seth Rudnick, M.D.
(Typed or printed name)

/s/ Seth Rudnick
(Signature)

EXHIBIT A

Advisor’s Responsibilities — SAB

As a member of the Company’s Scientific Advisory Board, Seth Rudnick (the “Advisor”) will make best efforts to:

1. Attend meetings of the Scientific Advisory Board expected to take place approximately twice per year.

2. Provide guidance and advice to the Company on scientific and technological matters and developments potentially relevant to the Company’s business and areas of research and development and otherwise as either the Company or Advisor considers appropriate.

3. Develop, review and comment on the Company’s strategies for research and development, product definition, regulatory approvals, business development and marketing, as well as its related presentations and materials.

4. Provide consulting services to the Company at its request, including a reasonable amount of informal consultation in person, over the telephone, by email, or otherwise as requested by the Company at times reasonably convenient to Advisor.

5. With the Company’s approval in each instance, make introductions to individuals and corporations that might be of assistance to the Company.

EXHIBIT A-1

ADVISOR’S RESPONSIBILITIES - CAB

As a member of the Company’s Clinical Advisory Board, Seth Rudnick (the “Advisor”) will make best efforts to:

1.	Attend all Clinical Advisory Board meetings.

2.	Provide any material reasonably requested by the Company that is relevant to the Company’s clinical development/testing plans and to which Advisor has reasonable access.

3.	Review and comment on the Company’s clinical development/testing plans.

4.	Other services related to the Company’s clinical development programs to be provided as appropriate and/or requested by the Company, in each case subject to a written addendum to this agreement setting forth the particular services and the compensation to be paid for such services.